Exhibit 21

Subsidiaries of the Registrant

As of December 27, 2013, the Registrant was the beneficial owner of 100% of the common stock of the following significant subsidiaries:

CSX Transportation, Inc. (a Virginia corporation)

As of December 27, 2013, none of the other subsidiaries included in the Registrant's consolidated financial statements constitute a significant subsidiary.